Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Year-Over-Year Increases to Quarterly Coal Volumes, Revenues, Net Income and EBITDA; Maintains Quarterly Cash Distribution of $0.4375 Per Unit; and Raises Guidance

TULSA, OKLAHOMA, May 1, 2017 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended March 31, 2017 (the "2017 Quarter") compared to the quarter ended March 31, 2016 (the "2016 Quarter").  On the strength of increased coal sales volumes and higher other sales and operating revenues, total revenues for the 2017 Quarter rose 11.7% to $461.1 million.  Increased total revenues, lower total operating expenses and higher equity in earnings of affiliates combined to drive net income attributable to ARLP for the 2017 quarter up by 121.7% to $104.9 million, or $1.10 per basic and diluted limited partner unit, while EBITDA climbed 41.5% to $177.7 million, both as compared to the 2016 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced, the Board of Directors of ARLP’s managing general partner approved a cash distribution to unitholders for the 2017 Quarter of $0.4375 per unit (an annualized rate of $1.75 per unit), payable on May 15, 2017 to all unitholders of record as of the close of trading on May 8, 2017.  The announced distribution is equal to the distributions declared for the 2016 Quarter and the quarter ended December 31, 2016 (the "Sequential Quarter").

"ARLP started the year strong, posting increases to all of our major financial and operating metrics for the 2017 Quarter," said Joseph W. Craft III, President and Chief Executive Officer.  "Operationally, we continued to benefit from recent efforts to reduce costs and minimize capital by shifting production to our lowest-cost mines.  On the marketing front, we further strengthened ARLP’s sales contract portfolio by securing commitments for an additional 740,000 tons for deliveries through 2019 – including another 342,000 tons of 2017 shipments into the thermal and metallurgical export markets.  We also recently completed our initial high-yield bond offering, successfully placing $400 million of senior unsecured notes due 2025 and garnering an industry-best corporate credit rating of Ba3/BB+.  This financing provides ARLP with a stable, long-term capital structure with ample liquidity and flexibility to execute our strategy.  With expectations for generating strong cash flows while maintaining a conservative balance sheet and robust distribution coverage, we believe ARLP is well positioned to once again consider gradually increasing distributions to our unitholders."

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Consolidated Financial Results

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Coal sales revenues for the 2017 Quarter increased 9.3%, compared to the 2016 Quarter, to $438.7 million due to increased coal sales volumes offset in part by lower coal sales price realizations.  For the 2017 Quarter, strong performances at the Gibson South, River View, Hamilton and Tunnel Ridge mines drove total coal sales volumes up 28.9% to 9.6 million tons and production volumes higher by 15.0% to 10.2 million tons, both as compared to the 2016 Quarter.  Coal sales prices decreased approximately 15.2% to $45.65 per ton sold for the 2017 Quarter, compared to $53.82 per ton sold for the 2016 Quarter.  Other sales and operating revenues for the 2017 quarter increased approximately $7.8 million compared to the 2016 Quarter, primarily due to increased mining technology product sales by our Matrix Design subsidiary.

Even though coal sales and production volumes increased for the 2017 Quarter, operating expenses of $262.8 million were slightly lower compared to the 2016 Quarter.  Reflecting the benefits of our recent efficiency initiatives to shift production to ARLP’s lower-cost operations, Segment Adjusted EBITDA Expense declined to $27.21 per ton sold in the 2017 Quarter, an improvement of 23.0% compared to the 2016 Quarter.

Depreciation, depletion and amortization decreased $5.5 million to $65.1 million in the 2017 Quarter, primarily due to the depletion of reserves at our Elk Creek mine in the 2016 Quarter and closure of the Pattiki mine in the Sequential Quarter, offset in part by an increase in coal sales volumes at the Hamilton and Tunnel Ridge mines in the 2017 Quarter.  General and administrative expenses fell 7.0% in the 2017 Quarter, primarily due to lower outside services expense.

Increased earnings from our investments in oil and gas mineral interests led equity in earnings of affiliates higher by $3.7 million in the 2017 Quarter compared to the 2016 Quarter.

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Regional Results and Analysis

			% Change
	2017 First	2016 First	Quarter /	2016 Fourth	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	6.665	5.530	20.5%	8.020	(16.9)%
Coal sales price per ton (1)	$40.05	$51.12	(21.7)%	$45.56	(12.1)%
Segment Adjusted EBITDA Expense per ton (2)	$24.22	$32.30	(25.0)%	$24.24	(0.1)%
Segment Adjusted EBITDA (2)	$106.3	$104.8	1.4%	$171.2	(37.9)%

Appalachia
Tons sold	2.930	1.926	52.1%	2.498	17.3%
Coal sales price per ton (1)	$57.26	$59.89	(4.4)%	$52.80	8.4%
Segment Adjusted EBITDA Expense per ton (2)	$32.53	$41.40	(21.4)%	$33.94	(4.2)%
Segment Adjusted EBITDA (2)	$73.2	$36.7	99.5%	$47.8	53.1%

Total (3)
Tons sold	9.610	7.456	28.9%	10.503	(8.5)%
Coal sales price per ton (1)	$45.65	$53.82	(15.2)%	$48.01	(4.9)%
Segment Adjusted EBITDA Expense per ton (2)	$27.21	$35.34	(23.0)%	$26.87	1.3%
Segment Adjusted EBITDA (2)	$193.7	$142.8	35.6%	$237.3	(18.4)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Results presented for Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA for the 2016 and Sequential Quarters have been recast to reflect a reclass of depreciation and depletion capitalized into coal inventory as adjustments to depreciation, depletion and amortization rather than operating expenses.

(3)	Total reflects consolidated results which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Tons sold in the 2017 Quarter increased 28.9% to 9.6 million tons compared to the 2016 Quarter.  Strong sales performance at the Tunnel Ridge longwall operation drove coal sales tons for the 2017 Quarter higher in Appalachia by 52.1% compared to the 2016 Quarter.  In the Illinois Basin, coal sales volumes increased 20.5% compared to the 2016 Quarter reflecting increased sales from our River View, Gibson South and Hamilton operations, offset in part by the previously mentioned depletion of reserves at our Elk Creek mine in the 2016 Quarter and the closure of the Pattiki mine in the Sequential Quarter.  In Appalachia, coal sales tons increased by 17.3% compared to the Sequential Quarter due to higher sales volumes at the Tunnel Ridge and Mettiki mines.  Coal sales tons in the Illinois Basin fell sequentially by 16.9% primarily due to lower sales volumes at the River View and Warrior mines and the closure of Pattiki.

ARLP ended the 2017 Quarter with total coal inventory of 1.6 million tons, a reduction of approximately 2.2 million tons compared to the end of the 2016 Quarter.  Coal inventory increased approximately 600,000 tons compared to the Sequential Quarter, primarily due to unanticipated shipment delays resulting from force majeure claims by two of our customers.

As anticipated, the expiration of higher-priced legacy contracts has impacted ARLP’s coal sales price realizations which decreased 15.2% per ton sold in the 2017 Quarter compared to the 2016 Quarter.  Sequentially, total coal sales prices per ton declined 4.9% in the 2017 quarter as lower coal sales price realizations in the Illinois Basin were partially offset by higher prices in Appalachia primarily due to increased export shipments of metallurgical coal from the Mettiki mine.

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Total Segment Adjusted EBITDA Expense per ton improved by 23.0% compared to the 2016 Quarter as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased by 25.0% compared to the 2016 Quarter primarily due to reduced selling expenses, a significant increase of low-cost longwall production and improved recoveries at the Hamilton mine, and increased production and improved recoveries at our River View and Gibson South operations.  Segment Adjusted EBITDA Expense per ton in Appalachia decreased by 21.4% compared to the 2016 Quarter as a result of increased production and sales volumes at our Tunnel Ridge mine resulting from improved recoveries and additional longwall production days due to no longwall move days during the 2017 Quarter.  Lower sequential expenses per ton in Appalachia reflect increased sales volumes, lower inventory costs and no longwall move days at the Tunnel Ridge mine during the 2017 Quarter.

Outlook

"Our expectations for improving coal markets in 2017 remain intact," said Mr. Craft.  "Natural gas prices have been resilient so far this year, despite generally mild weather patterns, and the forward NYMEX curve continues to be favorable for coal.  Stronger than anticipated export markets have also helped offset the mild U.S. winter and added additional support to domestic coal markets.  Utility stockpiles in the markets we serve are moving closer to historic ranges and, assuming normal weather conditions, coal burn is poised to strengthen further as the year progresses.  As a result,  we expect buying activity to pick up as utilities look to fill open positions in the second half of 2017 and into 2018.  With our strategically-located, low-cost operations and strong market presence, ARLP is well positioned to benefit from these improved fundamentals and remains committed to delivering industry leading performance and long-term value to our unitholders."

ARLP has secured volume and price commitments for approximately 35.5 million tons in 2017 and has also secured coal sales and price commitments for approximately 19.0 million tons, 9.1 million tons and 4.3 million tons in 2018, 2019 and 2020, respectively.

Based on results to date and expectations for the balance of the year, ARLP is increasing its estimates for 2017 full-year results to the following ranges: coal production of 38.1 million to 39.1 million tons, coal sales volumes of 38.5 million to 39.5 million tons, revenues (excluding transportation revenues) of $1.78 billion to $1.82 billion, net income of $290.0 million to $330.0 million and EBITDA of $605.0 million to $645.0 million.

ARLP is also updating its per ton estimates for 2017 compared to 2016.  For the full-year 2017, we currently anticipate coal sales price per ton to be 11.0% to 12.0% lower, Segment Adjusted EBITDA Expense per ton to be 7.0% to 9.0% lower and Segment Adjusted EBITDA per ton to be 14.0% to 16.0% lower, each compared to our full-year results in 2016.

ARLP is maintaining its previous 2017 guidance for capital expenditures in a range of $145.0 million to $165.0 million and investments related to the acquisition of oil and gas mineral interests in a range of $20.0 million to $30.0 million.   (For a definition of EBITDA, Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA per ton and related reconciliations to the most comparable GAAP financial measure, please see the end of this release.)

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A conference call regarding ARLP’s 2017 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 4320772.  International callers should dial (631) 485-4928 and provide the same conference number.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 4320772.  International callers should dial (404) 537-3406 and provide the same conference number.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; continuation or worsening of depressed oil and gas prices adversely affecting our investments in oil and gas mineral interests; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and

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renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Tons Sold	9,610	7,456
Tons Produced	10,218	8,884

SALES AND OPERATING REVENUES:
Coal sales	$438,744	$401,292
Transportation revenues	9,596	6,558
Other sales and operating revenues	12,740	4,979
Total revenues	461,080	412,829

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	262,792	263,579
Transportation expenses	9,596	6,558
General and administrative	16,033	17,238
Depreciation, depletion and amortization	65,127	70,607
Total operating expenses	353,548	357,982

INCOME FROM OPERATIONS	107,532	54,847

Interest expense, net	(7,516)	(7,615)
Interest income	24	3
Equity in income (loss) of affiliates	3,700	(27)
Other income	1,298	91
INCOME BEFORE INCOME TAXES	105,038	47,299

INCOME TAX BENEFIT	(12)	(9)

NET INCOME	105,050	47,308

LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(148)	2

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$104,902	$47,310

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$20,146	$19,722

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$84,756	$27,588

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.10	$0.36

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.4375	$0.6750

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,503,298	74,291,114

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$87,360	$39,782
Trade receivables	120,290	152,032
Other receivables	295	279
Due from affiliates	277	271
Inventories, net	77,871	61,051
Advance royalties, net	1,207	1,207
Prepaid expenses and other assets	18,072	22,050
Total current assets	305,372	276,672
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,940,438	2,920,988
Less accumulated depreciation, depletion and amortization	(1,388,753)	(1,335,145)
Total property, plant and equipment, net	1,551,685	1,585,843
OTHER ASSETS:
Advance royalties, net	39,855	29,372
Equity investments in affiliates	147,052	138,817
Goodwill	136,399	136,399
Other long-term assets	23,953	25,939
Total other assets	347,259	330,527
TOTAL ASSETS	$2,204,316	$2,193,042

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$65,583	$64,055
Due to affiliates	550	906
Accrued taxes other than income taxes	18,459	18,273
Accrued payroll and related expenses	34,189	41,576
Accrued interest	2,460	316
Workers' compensation and pneumoconiosis benefits	9,826	9,897
Current capital lease obligations	27,505	27,196
Other current liabilities	14,509	14,778
Current maturities, long-term debt, net	149,953	149,874
Total current liabilities	323,034	326,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	368,498	399,446
Pneumoconiosis benefits	63,204	62,822
Accrued pension benefit	41,300	42,070
Workers' compensation	39,940	40,400
Asset retirement obligations	125,888	125,266
Long-term capital lease obligations	78,560	85,540
Other liabilities	17,527	17,203
Total long-term liabilities	734,917	772,747
Total liabilities	1,057,951	1,099,618

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 74,597,036 and 74,375,025 units outstanding, respectively	1,451,453	1,400,202
General Partners’ deficit	(272,560)	(273,788)
Accumulated other comprehensive loss	(38,287)	(38,540)
Total ARLP Partners' Capital	1,140,606	1,087,874
Noncontrolling interest	5,759	5,550
Total Partners' Capital	1,146,365	1,093,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,204,316	$2,193,042

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES	$177,011	$80,594

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(30,346)	(31,733)
Increase (decrease) in accounts payable and accrued liabilities	2,144	(6,247)
Proceeds from sale of property, plant and equipment	453	458
Contributions to equity investments in affiliates	(9,287)	(20,168)
Other	1,191	416
Net cash used in investing activities	(35,845)	(57,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	—	22,500
Payments under securitization facility	—	(13,900)
Payments on term loan	—	(6,250)
Borrowings under revolving credit facilities	—	105,000
Payments under revolving credit facilities	(25,000)	(40,000)
Payments on capital lease obligations	(6,678)	(4,871)
Payment of debt issuance costs	(6,664)	—
Contributions to consolidated company from affiliate noncontrolling interest	251	796
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,988)	(1,336)
Cash contributions by General Partners	905	47
Distributions paid to Partners	(53,224)	(88,749)
Other	(190)	—
Net cash used in financing activities	(93,588)	(26,763)

NET CHANGE IN CASH AND CASH EQUIVALENTS	47,578	(3,443)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,782	33,431

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$87,360	$29,988

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Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended	Year Ended
	March 31,		December 31,	December 31,
	2017	2016	2016	2017E Midpoint

Net income attributable to ARLP	$104,902	$47,310	$119,595	$310,000
Net income (loss) attributable to noncontrolling interests	148	(2)	100	—
Net income	105,050	47,308	119,695	310,000
Depreciation, depletion and amortization (1)	65,127	70,607	90,773	275,000
Interest expense, net	7,573	7,839	7,319	40,000
Capitalized interest	(81)	(227)	(38)	—
Income tax expense (benefit)	(12)	(9)	9	—
EBITDA	177,657	125,518	217,758	625,000
Interest expense, net	(7,573)	(7,839)	(7,319)	(40,000)
Income tax (expense) benefit	12	9	(9)	—
Estimated maintenance capital expenditures (2)	(43,427)	(42,199)	(45,054)	(164,050)
Distributable Cash Flow	$126,669	$75,489	$165,376	$420,950
Distributions paid to partners	$53,224	$88,749	$53,045	$212,200
Distribution Coverage Ratio	2.38	0.85	3.12	1.98

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(1)

Depreciation, depletion and amortization for the quarters ended March 31, 2016 and December 31, 2016 have been recast to reflect a reclass of the amount capitalized into coal inventory previously reflected as an adjustment to operating expense.

(2)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2017 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.25 per produced ton compared to the estimated $4.75 per produced ton in 2016.  Reflecting the anticipated utilization of used equipment previously acquired from third parties and redeployment of used equipment from our idled operations to other ARLP mines, we are currently estimating actual maintenance capital expenditures in 2017 of $3.80 per ton produced.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016

Operating expense (1)	$262,792	$263,579	$282,431
Other income	(1,298)	(91)	(180)
Segment Adjusted EBITDA Expense	$261,494	$263,488	$282,251
Divided by tons sold	9,610	7,456	10,503
Segment Adjusted EBITDA Expense per ton	$27.21	$35.34	$26.87

(1)

Operating expenses for the quarters ended March 31, 2016 and December 31, 2016 have been recast to reflect a reclass of depreciation and depletion capitalized into inventory previously included as an adjustment to operating expense now being reflected as an adjustment to depreciation, depletion and amortization.

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Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016

EBITDA (See reconciliation to GAAP above)	$177,657	$125,518	$217,758
General and administrative	16,033	17,238	19,514
Segment Adjusted EBITDA	$193,690	$142,756	$237,272
Divided by tons sold	9,610	7,456	10,503
Segment Adjusted EBITDA per ton	$20.16	$19.15	$22.59

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